UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

MAXIM SERIES FUND, INC.
(Name of Registrant as specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2

March 25, 2011

Dear Valued Investor:

I am writing to you in connection with a proposed amendment to the corporate charter of Maxim Series Fund, Inc. (the “Fund”). As described in the enclosed proxy materials, shareholders are being asked to approve an amendment to the Fund’s charter that will allow the Fund’s Board of Directors to add, from time to time, without further shareholder action, new classes of shares to certain of the Fund’s Portfolios you may hold in your plan or retirement account.

It is common industry practice for mutual fund boards to have such power, and the Fund’s Board believes that it will give the affected Portfolios greater flexibility in meeting shareholder needs and marketing shares to new investors. Shareholders should read the enclosed proxy materials before voting because it contains important information.

For your convenience, there are several voting options that will enable you to vote your proxy on these important issues quickly.

1.	By Phone:	Simply call the number on your proxy card and follow the instructions. Please have your proxy card available.
2.	By Internet:	Visit www.proxyonline.com and follow the online directions. Please have your proxy card available.
3.	By Mail:	Return your signed and dated proxy card in the enclosed postage-paid envelope.

Please vote your proxy as soon as you can. By promptly voting your shares, you will help make it possible for the shareholder meeting scheduled for May 25, 2011, to be held on time and eliminate additional solicitation costs.

Thank you for your attention to this important matter! For any questions regarding the proxy materials or for questions about how to vote your shares, please call the Fund’s proxy information line toll-free 1-866-864-7964.

Best regards,

Charlie Nelson

President

Great-West Retirement Services*

*Great-West Retirement Services refers to products and services provided by Great-West Life & Annuity Insurance Company (“GWL&A”), its New York affiliate, First Great-West Life & Annuity Insurance Company, and their subsidiaries and affiliates. GWL&A is the parent company of GW Capital Management, LLC, d/b/a Maxim Capital Management, LLC, which serves as the investment adviser to the Maxim Series Fund.